Exhibit 99.1

IGC Announces Results of its 2020 Annual Stockholders Meeting

POTOMAC, MD. (BusinessWire) January 13, 2021 / India Globalization Capital, Inc. (NYSE AMERICAN: IGC) announces that during its Annual Meeting of Shareholders scheduled for, and convened on January 11, 2021, voting on all matters as disclosed on the Definitive Proxy on Form 14A filed with the SEC on December 8, 2020 were passed. Only stockholders of record on the record date of November 20, 2020, were entitled to and were being requested to vote.

At the Annual Meeting, the following proposals were approved: (i) the election of John E. lynch to the Company’s Board of Directors; (ii) the proposal to ratify Manohar Chowdhry & Associates (“MCA”) as the Company’s independent registered public accounting firm for the 2021 fiscal year; (iii) the grant of 2,500,000 shares of common stock to be granted from time to time to the Company’s current and new employees, advisors, directors, and consultants by the board of directors, pursuant to certain metrics including performance, vesting, and incentive as set by the board of directors and or the CEO; (iv) the compensation of the Company’s named executive officers; (v) the frequency of say-on-pay at future annual meetings of stockholders to every three years; and (vi) the proposal to adjourn or postpone of the Annual Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies.

About IGC

IGC has two lines of business: infrastructure and life sciences, including hemp-derived medical cannabis/industrial hemp. The company is based in Maryland, U.S.A. Our website: www.igcpharma.com, www.igcinc.us. Twitter @IGCIR.

Contact

Claudia Grimaldi

301-983-0998